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                                                                     EXHIBIT p.2

             PAYDEN & RYGEL PERSONAL TRADING POLICIES AND PROCEDURES

A.      PURPOSE

Preserving the trust of our clients is a matter of singular importance to the management of Payden & Rygel. To this end, we wish to:

        1. Avoid apparent and actual conflicts of interest that may arise from the personal securities trading of an employee or other Covered Person.

        2. Fully comply with the requirements of the Investment Company Act of 1940, and specifically the personal trading guidelines of Rule 17j-1. This is important because Payden & Rygel serves as investment adviser to the Paydenfunds, which are sponsored by The Payden & Rygel Investment Group, as well as to other mutual funds.

B.      COVERED PERSONS

"Covered Persons" include: (a) all employees of Payden & Rygel, (b) an employee's spouse or minor children, (c) an employee's relatives who live with the employee, and (d) the accounts of another person if by reason of any contract, understanding, relationship, agreement or other arrangement the Covered Person obtains benefits substantially equivalent to ownership. All Covered Persons are subject to the Payden & Rygel Personal Trading Policies and Procedures that follow.

C. PERSONAL TRADING PROCEDURES: PRE-APPROVAL, PROHIBITED TRANSACTIONS, EXEMPT TRANSACTIONS

The following summarizes the key elements that you should keep in mind when preparing to execute a securities trade:

        1. PRE-APPROVAL OF ALL SECURITIES TRANSACTIONS: To avoid any appearance of conflict of interest, Payden & Rygel has determined that any Covered Person must seek prior approval of all securities transactions, except Exempt Securities Transactions listed in paragraph C.3, below. A Covered Person does this by accessing the automated Payden & Rygel Personal Trading Compliance System.

            FOLLOWING RECEIPT OF APPROVAL, THE COVERED PERSON HAS TWO DAYS TO EXECUTE THE TRADE. If the trade is not executed within two days, the approval lapses and the Covered Person will again need to seek approval, if he or she still wishes to transact the trade.

        2. PROHIBITED SECURITIES TRANSACTIONS: Unless the employee has obtained specific prior written approval (see the Prohibited Securities
            Transaction:


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            Approval of Exemption Procedures in paragraph D, below), a Covered
            Person may not engage in any of the following prohibited securities transactions:

            a. Buy or sell any security issued by a company that is an investment advisory client of Payden & Rygel, if Payden & Rygel is likely to be in a position at some point to have possession of material non-public information about such client (each a "Covered Client"). A list of Covered Clients is maintained as a part of the automated Payden & Rygel Personal Trading Compliance System.

            b. Buy or sell any security ("Restricted Security") that is being purchased or sold, or is being considered for purchase or sale, by a mutual fund for which Payden & Rygel acts as investment adviser. A list of Restricted Securities is maintained as a part of the automated Payden & Rygel Personal Trading Compliance System.

            c. Engage in short-term trading of any security. "Short-term trading" is defined as the purchase and then sale, or sale and then purchase, of the same (or equivalent) security within a 60 day period

            d. Buy or sell any exchange-traded derivative on a security, if the purchase or sale of the underlying security would be a Prohibited Securities Transaction.

            e. Buy any non-Exempt Security in an initial public offering or in a private placement, without the prior written approval of Brian Matthews or Chris Orndorff.

        3. EXEMPT SECURITIES TRANSACTIONS: The following securities transactions are exempt from the Prohibited Securities Transactions limitations. In addition, Exempt Securities Transactions are not subject to the "Pre-Approval of All Securities Transactions" procedures in paragraph C.1, above.

            a. Purchases or Sales of (a) direct obligations of the United States
               Government; (b) shares of open-end mutual funds; or (c) bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements.

            b. Purchases or sales of securities effected in any account over which a Covered Person has no direct or indirect influence or control, for example, an account which is managed on a fully discretionary basis by a third party and over which the Covered Person does not in fact exercise influence or control.

            c. Purchases which are part of an automatic dividend reinvestment plan.


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            d. Except for short-term trading transactions (as defined in paragraph C.2.c, above), any equity securities transaction, or series of transactions, involving 500 shares or less in the aggregate, if (i) the Covered Person has no knowledge of any material non-public information concerning the issuer, and (ii) the issuer has market capitalization greater than $2 billion.

            e. Except for short-term trading transactions (as defined in paragraph C.2.c, above), any fixed income securities transaction involving $100,000 or less in principal amount, if the Covered Person has no knowledge of any material non-public information concerning the issuer.

            f. Exchange-traded derivatives on broad-based indices, interest rates, or currencies.

D.      PROHIBITED SECURITIES TRANSACTION:  APPROVAL OF EXEMPTION PROCEDURES

If a Covered Person desires to engage in a Prohibited Securities Transaction (see paragraph C.2, above), the employee must have the prior written approval of Brian Matthews or Chris Orndorff. Such approval may be granted ONLY ON THE BASIS that (i) the transaction is not likely to be harmful to a Payden & Rygel Covered Client, or to a Paydenfund or other mutual fund advised by Payden & Rygel, and
(ii) the decision to buy or sell the security is not based on material non-public information concerning the issuer.

To obtain prior approval of a securities transaction by a Covered Person, the Covered Person must:

            a. Complete a Prohibited Securities Transaction: Approval of
               Exemption form. This form may be accessed as a part of the automated Payden & Rygel Personal Trading Compliance System.

            b. Present the completed form to Brian Matthews or Chris Orndorff for written approval BEFORE executing the trade.

            c. Deliver the completed form with the written approval to Edward
               Garlock.

ONCE THE COVERED PERSON OBTAINS EXEMPTION APPROVAL, HE OR SHE WILL HAVE TWO DAYS TO EXECUTE THE TRADE. If the trade is not executed within two days, the approval lapses and the Covered Person will again need to seek approval, if he or she still wishes to transact the trade.

E.      REPORTING OBLIGATIONS

To ensure that all employees and their affiliated Covered Persons adhere to the Payden & Rygel Personal Trading Policies and Procedures, all employees, on behalf of themselves and any affiliated Covered Persons, must provide the following information:


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        1.  INITIAL HOLDINGS REPORT. Upon being hired, all employees are required to complete a Disclosure of Personal Securities Holdings - Initial Report and submit the completed report within ten (10) days of their first day of employment. This report lists the title, number of shares and principal amount of each security, other than Exempt Securities (see paragraph C.3, above), in which the employee and any affiliated Covered Persons had any direct or indirect beneficial ownership at the time the employee joined Payden & Rygel. It also lists the name of the broker-dealer or bank at which the employee or affiliated Covered Person maintained an account for the reported securities.

        2. ANNUAL HOLDINGS REPORT. Annually, all employees are required to complete a Disclosure of Personal Securities Holdings - Annual Report. This report lists the title, number of shares and principal amount of each security, other than Exempt Securities (see paragraph C.3, above), in which the employee and any affiliated Covered Person had any direct or indirect beneficial ownership as of a date within thirty (30) days of the date of the report. It also lists the name of the broker-dealer or bank at which the employee or affiliated Covered Person maintained an account for the reported securities.
            a.

        3. QUARTERLY TRANSACTIONS REPORT. All employees, on behalf of themselves and any affiliated Covered Persons, are required to complete a Quarterly Report of Personal Securities Transactions within the first ten (10) days after the end of each calendar quarter providing information regarding securities transactions, other than transactions in Exempt Securities (see paragraph C.3, above), for the preceding quarter. This report lists the date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each such security, the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition), the price at which the transaction was effected, and the name of the broker-dealer or bank through which the transaction was effected.

            In addition, with respect to any account established by the employee or any affiliated Covered Person in which securities, other than Exempt Securities (see paragraph C.3, above), were held during the quarter, the name of the broker-dealer or bank with whom the account was established, the date the account was established and such other information on the account as may be requested by Payden & Rygel.

            Each employee must complete this form, even if the employee or any affiliated Covered Person did not have any reportable transactions during the preceding quarter.

        4. All employees must direct the broker/dealer or bank at which they, or any affiliated Covered Persons, have any securities accounts, other than accounts


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            containing only Exempt Securities (see paragraph C.3, above), to provide Payden & Rygel's Compliance Department with duplicate confirmation statements or monthly/quarterly account statements for any securities transactions.

            a.  These statements should be sent to: Payden & Rygel, Attention:
                Compliance Department, P.O. Box 712492, Los Angeles, California 90071-7492.

F.      REVIEW OF REPORTS

The initial holdings report, annual holdings report and quarterly transactions reports for each employee will be reviewed by the Compliance Department to ensure compliance with the Payden & Rygel Personal Trading Policies and Procedures.

G.      CONSEQUENCES

The policies and procedures outlined above have been established to ensure that Payden & Rygel employees and their related Covered Persons adhere to the highest standards in their personal securities trading. Failure to comply with these policies and procedures constitutes a violation of Payden & Rygel's Code of Ethics. Any violations are reported to the Board of Directors of Payden & Rygel and to the Board of Trustees of The Payden & Rygel Investment Group, or of any other mutual fund for which Payden & Rygel is an investment adviser. The Board of Directors or Board of Trustees may impose any sanctions it deems appropriate under the circumstances, including censure, suspension, or termination of employment.

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